September 30, 2005



AXP California Tax-Exempt Trust
50606 Ameriprise Financial Center
Minneapolis, Minnesota 55474

Gentlemen:

I have examined the Declaration of Trust and the By-Laws of AXP California Tax-Exempt Trust (the Company) and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Minnesota, and it is my opinion that the shares sold in accordance with applicable federal and state securities laws will be legally issued, fully paid, and nonassessable.

This opinion may be used in connection with the Post-Effective Amendment.


Sincerely,



/s/ Leslie L. Ogg
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    Leslie L. Ogg
    Attorney at Law
    901 S. Marquette Ave., Suite 2810
    Minneapolis, MN  55402-3268